Exhibit 10.2

Execution Version

TAX MATTERS AGREEMENT

By and Among

AARON’S HOLDINGS COMPANY, INC.

and

THE AARON’S COMPANY, INC.

i

ii

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”) is made and entered into as of November 29, 2020, by and among Aaron’s Holdings Company, Inc., a Georgia corporation (“HoldCo”), and The Aaron’s Company, Inc., a Georgia corporation and a wholly owned subsidiary of Holdco (“SpinCo” and together with HoldCo, the “Parties,” and each a “Party”). Any capitalized term used herein without definition shall have the meaning given to it in the Separation Agreement, dated as of the date hereof, by and between Aaron’s, Inc., a Georgia corporation, HoldCo and SpinCo (as such agreement may be amended from time to time, the “Separation Agreement”).

RECITALS

WHEREAS, the Board of Directors of HoldCo has determined that it is in the best interests of HoldCo and its shareholders to separate the SpinCo Business from the Progressive Business and to divest the SpinCo Business in the manner contemplated by the Separation Agreement;

WHEREAS, contemporaneously with this Agreement, HoldCo and SpinCo are entering into the Separation Agreement;

WHEREAS, prior to the Distribution Time, and subject to the terms and conditions set forth in the Separation Agreement, HoldCo will consummate the SpinCo Contribution, and following the SpinCo Contribution, HoldCo will distribute (the “Distribution”) all of the issued and outstanding shares of SpinCo’s common stock, $0.50 par value per share (“SpinCo Common Stock”), to holders of HoldCo’s common stock, $0.50 par value per share (“HoldCo Common Stock”);

WHEREAS, subject to the terms and conditions of the Separation Agreement, the Distribution shall be made without consideration, by way of a pro rata dividend;

WHEREAS, it is the intention of the Parties that the SpinCo Contribution and the Distribution, taken together, qualify as a reorganization described in Sections 368(a)(1)(D) and 355 of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Parties wish to (i) provide for the payment of Tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing and defense of Tax Returns, and provide for certain other matters relating to Taxes and (ii) set forth certain covenants and indemnities relating to the preservation of the intended tax treatment of certain transactions contemplated hereby and by the other Transaction Documents.

NOW, THEREFORE, in consideration of these premises, and of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITION OF TERMS

For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

“Action” means any claim, action, suit, arbitration, investigation or other Proceeding, in each case, by any Person or Governmental Authority before any Governmental Authority.

“Active Business” means each of the Progressive Business and the SpinCo Business.

“Affiliate” has the meaning set forth in the Separation Agreement.

“Aaron’s Canada” means Aaron’s Canada, ULC, a Nova Scotia unlimited liability company.

“AIC” means Aaron Investment Company, LLC, a Delaware limited liability company (which converted from a corporation to a limited liability company in connection with the Separation).

“Ancillary Agreement” has the meaning set forth in the Separation Agreement.

“Business Day” means a day other than a Saturday, a Sunday or a day on which banking institutions located in Atlanta, Georgia are authorized or obligated by Law or executive order to close.

“Capital Stock” means all classes or series of capital stock of a Person, including (i) common stock, (ii) all options, warrants and other rights to acquire such capital stock and (iii) all instruments properly treated as stock in such Person for U.S. federal income tax purposes.

“Combined Group” means any group that filed or was required to file (or will file or be required to file) a Tax Return on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis under any applicable Tax Law.

“Combined Income Tax Return” means any Tax Return filed in respect of U.S. federal, state, local or non-U.S. Income Taxes for a Combined Group.

“Distribution Date” means the date on which the Distribution is consummated.

“Distribution Tax-Related Losses” means (a) all Distribution Taxes imposed pursuant to any settlement, Final Determination, judgment or otherwise and (b) all reasonable accounting, legal and other professional fees and court costs incurred in connection with such Distribution Taxes, in each case, resulting from the failure of the Spin-Off to qualify for the Intended Tax Treatment.

“Distribution Taxes” means any and all Taxes required to be paid by or imposed on HoldCo or any of its Affiliates resulting from, or directly arising in connection with, the failure of the Spin-Off to qualify for the Intended Tax Treatment.

“Distribution Time” means the time established by HoldCo as the effective time of the Distribution, Eastern Time, on the Distribution Date.

“Due Date” means (a) with respect to a Tax Return, the date (taking into account all valid extensions) on which such Tax Return is required to be filed under applicable Law and (b) with respect to a payment of Taxes, the date on which such payment is required to be made, which shall in any case be no later than the payment date required to avoid the incurrence of interest, penalties and additions to Tax.

“Extraordinary Transaction” means any action that is not in the ordinary course of business, but shall not include any action expressly required or permitted by the Separation Agreement or any other Transaction Document or that is undertaken pursuant to the Spin-Off.

“Final Determination” means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a state, local, or non-U.S. taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of a state, local, or non-U.S. taxing jurisdiction; (d) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; (e) by a final settlement resulting from a treaty-based competent authority determination; or (f) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the Parties.

“Force Majeure” has the meaning set forth in the Separation Agreement.

“Group” means the HoldCo Group or the SpinCo Group or both such Groups, as the context requires.

“HoldCo Consolidated Return” means any Combined Income Tax Return that includes any member of the HoldCo Group.

“HoldCo Consolidated Taxes” means any U.S. federal Income Taxes attributable to any HoldCo Consolidated Return.

“Holdco Entity” means any Subsidiary of HoldCo from and after the Distribution Time.

“HoldCo Group” means, individually or collectively, as the case may be, HoldCo and any HoldCo Entities.

“HoldCo Tainting Act” means (a) any action (or the failure to take any action) within its control by HoldCo or any member of the HoldCo Group (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions), (b) any event (or series of events) involving the Capital Stock of HoldCo, any assets of HoldCo or any assets of any member of the HoldCo Group, or (c) any breach by HoldCo or any member of the HoldCo Group of any representation, warranty or covenant made by such Person in this Agreement, in each case, that would affect the Intended Tax Treatment or otherwise cause the Spin-Off to fail to qualify for the Intended Tax Treatment, other than, in each case, any action required by the Separation Agreement or any other Transaction Document or undertaken pursuant to the Distribution.

“HoldCo Taxes” means, without duplication, and after accounting for any adjustment pursuant to a Final Determination, (a) any HoldCo Consolidated Taxes, (b) any Income Taxes of (i) SpinCo or any member of the SpinCo Group for (A) any Pre-Distribution Period and (B) to the extent attributable to assets or activities of the Progressive Business, as determined pursuant to Section 3.2, any Post-Distribution Period or (ii) HoldCo or a member of the HoldCo Group, but excluding in either case any Taxes included in clause (a)(i) of the definition of SpinCo Taxes, (c) any Other Taxes of (i) SpinCo or any member of the SpinCo Group attributable to assets or activities of the Progressive Business, as determined pursuant to Section 3.2, or (ii) HoldCo or a member of the HoldCo Group, but excluding in either case any Taxes included in clause (b)(i) of the definition of SpinCo Taxes, (d) any Taxes imposed on SpinCo or any member of the SpinCo Group under Treasury Regulations Section 1.1502-6 (or any equivalent provision of other Tax Law) as a result of SpinCo or any member of the SpinCo Group being or having been included as part of, or ceasing to be part of or owned by, a Combined Group with any Person that is not a member of the SpinCo Group on or prior to the Distribution Date, (e) subject to Section 3.1(c), any Taxes attributable to a HoldCo Tainting Act, (f) any Taxes of HoldCo or any Subsidiary of HoldCo or former Subsidiary of HoldCo, including members of the SpinCo Group (each, immediately prior to the Distribution Time) attributable to the Spin-Off (including the settlement of any intercompany transactions), and (g) any Transfer Taxes; provided, that HoldCo Taxes shall not include any Taxes included in clauses (c), (d) and (e) of the definition of SpinCo Taxes.

“HoldCo Tax Opinion” means the tax opinion of the Tax Advisor, described in Section 3.02(i) of the Separation Agreement, to the effect that the Spin-Off will qualify for the Intended Tax Treatment.

“Income Tax Returns” means all Tax Returns that relate to Income Taxes.

“Income Taxes” means all Taxes based upon, measured by, or calculated with respect to (i) net income or profits (including any capital gains tax), (ii) multiple bases (including corporate franchise and business Taxes) if one or more bases upon which such Tax is determined is described in clause (i) above, and (iii) in each case, any such Tax that is a minimum Tax. The term “Income Taxes” shall also include any Taxes that are (i) imposed by a jurisdiction for the privilege of doing business in such jurisdiction and (ii) based on gross revenue, gross receipts or modified gross receipts (including the Ohio commercial activity tax, the Texas “margin” Tax and any similar Taxes imposed by any other jurisdiction, but excluding, for the avoidance of doubt, any sales or use Taxes).

“Intended Tax Treatment” means that (i) the Spinco Contribution and Distribution, taken together, will qualify as a “reorganization” under Section 368(a)(1)(D) of the Code; (ii) no income, gain or loss will be recognized by HoldCo or SpinCo on the SpinCo Contribution and the Distribution, or otherwise in connection with the Spin-Off, under Section 355, 361 or 1032 of the Code, as applicable, other than intercompany items or excess loss accounts taken into account pursuant to Treasury Regulations promulgated pursuant to Section 1502 of the Code; and (iii) no income, gain or loss will be recognized by any holder of HoldCo Common Stock upon the receipt of SpinCo Common Stock in the Distribution (except with respect to the receipt of cash in lieu of fractional share of SpinCo Common Stock, if any) under Section 355 of the Code.

“IRS” means the United States Internal Revenue Service.

“Law” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, administrative pronouncement, treaty, order, requirement or rule of law (including common law).

“Mixed Business Tax Return” means any Separate Entity Tax Return that reflects or reports Taxes that relate to at least one asset or activity that is part of the Progressive Business, on the one hand, and at least one asset or activity that is part of the SpinCo Business, on the other hand.

“Other Taxes” means Taxes other than Income Taxes.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for U.S. federal income tax purposes.

“Post-Distribution Period” means any Tax Period beginning after the Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Distribution Date.

“Pre-Distribution Period” means any Tax Period ending on or before the Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Distribution Date.

“Privilege” means any privilege that may be asserted under applicable Law, including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Progressive Business” has the meaning assigned to the term “Progressive Leasing and Vive Business” in the Separation Agreement.

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by management or shareholders of SpinCo, is a hostile acquisition, or otherwise, as a result of which SpinCo would merge or consolidate with any other Person or as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from SpinCo and/or one or more holders of outstanding shares of SpinCo Capital Stock (or the Capital Stock of any direct or indirect parent thereof), a number of shares of such Capital Stock that would, when combined with any other direct or indirect changes in ownership of such Capital Stock pertinent for purposes of Section 355(e) of the Code, comprise fifty percent (50%) or more of (i) the value of all outstanding shares of such Capital Stock as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (ii) the total combined voting power of all outstanding shares of voting stock of SpinCo (or any direct or indirect parent thereof) as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (A) the adoption by SpinCo of a shareholder rights plan or (B) issuances by SpinCo that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition, and the application thereof, is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation, subject to the reasonable review of HoldCo and its Tax Advisors in consultation with SpinCo and its Tax Advisors.

“Refund” means any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable) or other reduction or offset of Taxes otherwise payable, including any interest paid on or with respect to such refund of Taxes. The amount of any Refund shall be determined net of any Taxes actually imposed by any Tax Authority on the Party receiving the refund, after accounting for the provisions of Section 5.1.

“Restricted Period” means the period beginning at the Distribution Time and ending on the two (2)-year anniversary of the day after the Distribution Date.

“Separate Entity Tax Return” means any Tax Return, other than any HoldCo Consolidated Return, relating to the Progressive Business, the SpinCo Business, or both the Progressive Business and SpinCo Business.

“Separation” has the meaning set forth in the Separation Agreement and, for the avoidance of doubt, includes the SpinCo Contribution.

“SpinCo Active Business Entity” means any entity conducting the SpinCo Business as of the Distribution Date.

“SpinCo Business” has the meaning assigned to the term “Aaron’s Business” in the Separation Agreement.

“SpinCo Consolidated Return” means any Combined Income Tax Return that includes SpinCo or any SpinCo Entity that is not a HoldCo Consolidated Return.

“SpinCo Contribution” has the meaning assigned to the term “Contribution” in the Separation Agreement.

“SpinCo Entity” means any Subsidiary of SpinCo from and after the Distribution Time.

“SpinCo Group” means, individually or collectively, as the case may be, SpinCo and any SpinCo Entities.

“SpinCo Tainting Act” means (a) any action (or the failure to take any action) within its control by SpinCo or any member of the SpinCo Group (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions), (b) any event (or series of events) involving the SpinCo Capital Stock (or the Capital Stock of any direct or indirect parent thereof), any assets of SpinCo or any assets of any member of the SpinCo Group, or (c) any breach by SpinCo or any member of the SpinCo Group of any representation, warranty or covenant made by such Person in this Agreement, in each case, that would affect the Intended Tax Treatment or otherwise cause the Spin-Off to fail to qualify for the Intended Tax Treatment; provided, that, SpinCo Tainting Act shall not include any action required by the Separation Agreement or any other Transaction Document or undertaken pursuant to the Distribution.

“SpinCo Taxes” means, without duplication, and after accounting for any adjustment pursuant to a Final Determination, (a) any Income Taxes (other than HoldCo Consolidated Taxes) for any Post-Distribution Period of (i) HoldCo or any member of the HoldCo Group attributable to assets or activities of the SpinCo Business, as determined pursuant to Section 3.2, or (ii) SpinCo or a member of the SpinCo Group, but excluding in either case any Taxes included in clauses (b)(i)(B), (d) and (f) of the definition of HoldCo Taxes, (b) any Other Taxes of (i) HoldCo or any member of the HoldCo Group attributable to assets or activities of the SpinCo Business, as determined pursuant to Section 3.2, and (ii) SpinCo or a member of the SpinCo Group, but excluding in either case any Taxes included in clauses (c)(i), (f) and (g) of the definition of HoldCo Taxes, (c) any Income Taxes of AIC and Aaron’s Canada for any taxable period, (d) subject to Section 3.1(c), any Taxes attributable to a SpinCo Tainting Act, and (e) any Taxes attributable to an Extraordinary Transaction effected after the Distribution on the Distribution Date by SpinCo or a member of the SpinCo Group; provided, that SpinCo Taxes shall not include any Taxes included in clause (e) of the definition of HoldCo Taxes.

“Spin-Off” means the Separation and the Distribution.

“Straddle Period” means any Tax Period that begins on or before and ends after the Distribution Date.

“Subsidiary” means, with respect to any Person (a) a corporation more than fifty percent (50%) of the voting or capital stock of which is owned, directly or indirectly, by such Person or (b) a partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity in which such Person, directly or indirectly, owns any of the equity economic interests thereof or for which such Person, directly or indirectly, has the power to elect or direct the election of any of the members of the governing body or with respect to which such Person otherwise has control (e.g., as the managing partner or managing member of a partnership or limited liability company, as the case may be).

“Tax” means (a) all taxes, charges, fees, duties, levies, imposts, or other similar assessments, imposed by any governmental authority or political subdivision thereof, including, but not limited to, net income, gross income, gross receipts, excise, real property, personal property, sales, use, service, service use, license, lease, capital stock, transfer, recording, franchise, business organization, occupation, premium, windfall profits, profits, customs, duties, payroll, wage, withholding, social security, employment, unemployment, insurance, severance, workers compensation, excise, stamp, alternative minimum, estimated, value added, ad valorem, import, export, unclaimed property, escheat and other taxes, charges, fees, duties, levies, imposts, or other similar assessments, or any interest, penalties or additions to tax, or additional amounts, in respect of any of the foregoing and (b) all liabilities in respect of any items described in clause (a) payable by reason of transferee or successor liability, contract, operation of Law, or Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous provision of Tax Law).

“Tax Advisor” means a tax counsel or accountant of recognized standing in the relevant jurisdiction that is reasonably acceptable to the Parties, provided that, with respect to the HoldCo Tax Opinion, Tax Advisor shall mean King & Spalding LLP.

“Tax Attribute” means a net operating loss, net capital loss, investment credit, foreign tax credit, excess charitable contribution, general business credit or any other Tax Item that could reduce a Tax or create a Tax Benefit.

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Benefit” means any refund, credit, or other reduction in Tax payments, in each case, as determined on a “with and without” basis, that is actually received or recognized by a Party or any member of its Group. For the avoidance of doubt, the term “Tax Benefit” shall include any such benefit actually received or recognized as a result of a step-up in Tax basis or an increase in any Tax Attribute.

“Tax Item” means any item of income, gain, loss, deduction, expense, or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

“Tax Law” means any Law relating to any Tax.

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Proceeding” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of re-determining Taxes (including any administrative or judicial review of any claim for refund).

“Tax Records” means any Tax Returns, Tax Return work papers, documentation relating to any Tax Proceedings, and any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.

“Tax Representation Letter” means the representation letter(s) delivered by HoldCo and SpinCo to the Tax Advisor in connection with the rendering by the Tax Advisor of the HoldCo Tax Opinion.

“Tax Return” means any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required to be filed under the Code or other Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Transaction Documents” means the Separation Agreement and the Ancillary Agreements.

“Transfer Tax” means any sales, use, privilege, transfer (including real property transfer), intangible, recordation, registration, documentary, stamp, duty or similar Tax imposed with respect to the Spin-Off.

“Treasury Regulations” means the regulations promulgated from time to time under the Code.

“Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor, on which each of the Parties may rely to the effect that a transaction will not affect the Intended Tax Treatment or otherwise cause the Spin-Off to fail to qualify for its Intended Tax Treatment. Any such opinion must assume that the Spin-Off would have qualified for the Intended Tax Treatment if the transaction in question did not occur and may assume the accuracy of, and may rely upon, customary assumptions, representations and undertakings reasonably satisfactory to HoldCo and SpinCo contained in certificates delivered by an officer of HoldCo or SpinCo, as the case may be.

INDEX OF DEFINED TERMS

Term	Section
Agreement	Preamble
Carryback	2.5(a)
Code	Recitals
Distribution	Recitals
HoldCo	Preamble
Indemnified Party	4.2(a)

Term	Section
Indemnifying Party	4.2(a)
Independent Arbiter	11.2
Notified Action	7.4
Parties	Preamble
Party	Preamble
Past Practice	2.3(a)
Post-Distribution Ruling	7.3(a)
Refund Party	5.1(a)
Retention Date	8.5
Section 336(e) Election	7.5
Separation Agreement	Preamble
SpinCo	Preamble
SpinCo Common Stock	Recitals

ARTICLE II

PREPARATION AND FILING OF TAX RETURNS

Section 2.1 Consolidated Returns.

(a) Except as provided in the TSA, HoldCo shall prepare and file all HoldCo Consolidated Returns, and shall, subject to Section 4.1(a), pay all Taxes shown to be due and payable on such Tax Returns.

(b) SpinCo shall prepare and file all SpinCo Consolidated Returns, and shall, subject to Section 4.1(a), pay all Taxes shown to be due and payable on such Tax Returns.

Section 2.2 Separate Entity Tax Returns.

(a) Except as provided in the TSA, HoldCo shall prepare and file (or shall cause to be prepared and filed) any Separate Entity Tax Returns required to be filed by, or with respect to, any member of the HoldCo Group, and shall, subject to Section 4.1(a), pay, or cause the applicable HoldCo Entity to pay, all Taxes shown to be due and payable on such Tax Returns.

(b) Except as set forth in Section 2.2(c), SpinCo shall prepare and file (or shall cause to be prepared and filed) any Separate Entity Tax Returns required to be filed by, or with respect to, any member of the SpinCo Group and shall, subject to Section 4.1(a), pay, or cause the applicable SpinCo Entity to pay, all Taxes shown to be due and payable on such Tax Returns.

(c) Except as provided in the TSA, HoldCo shall (or shall cause a HoldCo Entity to) prepare any Tax Return required to be filed by, or with respect to, any member of the SpinCo Group for any Tax Period that ends before the Distribution Date and may elect to prepare (or cause a HoldCo Entity to prepare) any Tax Return required to be filed by, or with respect to, any member of the SpinCo Group for any Straddle Period. At SpinCo’s timely prior written request and expense, HoldCo shall (or shall cause a HoldCo Entity to) prepare any other Tax

Return required to be filed by, or with respect to, any member of the SpinCo Group for any Straddle Period. SpinCo shall file, or cause the applicable SpinCo Entity to file, any such Tax Returns and, subject to Section 4.1(a), pay, or cause the applicable SpinCo Entity to pay, all Taxes shown to be due and payable on such Tax Returns.

(d) Notwithstanding anything in this Section 2.2 to the contrary, SpinCo shall prepare and file all Income Tax Returns required to be filed by AIC and Aaron’s Canada, and shall pay all Taxes shown to be due and payable on such Tax Returns.

Section 2.3 Tax Reporting Practices.

(a) Past Practices. With respect to any Tax Return for which a Party is responsible for preparing such Tax Return in accordance with the terms of this Agreement or the TSA (unless the items reported on such Tax Return could not reasonably be expected to affect Tax Items reported on any Tax Return filed by the other Party or members of its Group), such Tax Return shall be prepared in accordance with the practices, accounting methods, elections or conventions applied in respect of any applicable Tax Item for Pre-Distribution Periods, as modified by the remainder of this Section 2.3(a) (“Past Practice”). To the extent any Tax Items are not covered by Past Practice, or the Parties jointly determine that variance from Past Practice is required by applicable Tax Law (including as a result of a determination that there is not “substantial authority” for such position if reported in accordance with Past Practice), subject to the review rights described in Section 2.4, the Tax Return shall be prepared in the manner reasonably determined by the Party responsible for preparing such Tax Return in accordance with the terms of this Agreement or the TSA, following good faith consultation with the other Party.

(b) Reporting of Spin-Off. The Tax treatment of the Spin-Off reported on any Tax Return (whether such Tax Return is for a Pre-Distribution Period or a Post-Distribution Period) shall be consistent with the Intended Tax Treatment. The Tax treatment of the Spin-Off reported on any Tax Return for which SpinCo is responsible for preparing in accordance with the terms of this Agreement shall be consistent with that on any Tax Return filed or to be filed by HoldCo or any member of the HoldCo Group or caused or to be caused to be filed by HoldCo, to the extent that SpinCo has knowledge of such reporting. In furtherance of the foregoing, HoldCo shall, at least thirty (30) Business Days prior to the Due Date of any applicable Tax Return, provide to SpinCo, to the extent HoldCo has not previously made available, such information with respect to the Intended Tax Treatment and otherwise with respect to the intended tax treatment of the Spin-Off as will enable SpinCo to file any Tax Return it is responsible for preparing in accordance with the terms of this Agreement. If SpinCo determines, in consultation with HoldCo and their respective Tax Advisors that there is no “substantial authority” for such reporting position, such disputed item (or items) shall be referred for resolution in accordance with Article XI. In the event that the resolution of such disputed item (or items) with respect to a Tax Return is inconsistent with such Tax Return as filed, the Parties shall, as promptly as practicable, amend the applicable Tax Returns to properly reflect the final resolution of the disputed item (or items).

Section 2.4 Right to Review Tax Returns.

(a) Review of HoldCo-Prepared Tax Returns with Separate SpinCo Tax Liability. Except with respect to HoldCo Consolidated Returns, which shall be governed by Section 2.4(d), HoldCo shall, at least thirty (30) Business Days prior to the Due Date for such Tax Return, or as soon thereafter as reasonably practical, submit to SpinCo a draft of any Tax Return HoldCo is required or permitted to file under this Article II to the extent such Tax Return reflects a Tax liability reasonably expected to be borne by SpinCo (or a member of the SpinCo Group). HoldCo shall consider in good faith any reasonable changes to such Tax Return submitted by SpinCo, provided that such changes are submitted no later than fifteen (15) Business Days after HoldCo’s submission to SpinCo of such Tax Return (or, in the case of a draft Tax Return delivered later than fifteen (15) Business Days prior to the Due Date, as soon thereafter as reasonably practical, but in no event later than five (5) Business Days prior to the Due Date), and the Parties shall negotiate in good faith to resolve any disputed items relating to any such Tax Return prior to the filing thereof.

(b) Review of SpinCo-Prepared Tax Returns with Separate HoldCo Tax Liability. Except with respect to SpinCo Consolidated Returns, which shall be governed by Section 2.4(d), SpinCo shall, at least thirty (30) Business Days prior to the Due Date for such Tax Return, or as soon thereafter as reasonably practical, submit to HoldCo a draft of each Tax Return it is required or permitted to file under this Article II to the extent such Tax Return reflects a Tax liability reasonably expected to be borne by HoldCo. SpinCo shall consider in good faith any reasonable changes to such Tax Return submitted by HoldCo, provided that such changes are submitted no later than fifteen (15) Business Days after SpinCo’s submission to HoldCo of such Tax Return (or, in the case of a draft Tax Return delivered later than fifteen (15) Business Days prior to the Due Date, as soon thereafter as reasonably practical, but in no event later than five (5) Business Days prior to the Due Date), and the Parties shall negotiate in good faith to resolve any disputed items relating to any such Tax Return prior to the filing thereof.

(c) Dispute Mechanics. In the event the Parties are unable to resolve through good faith negotiations any disputed items with respect to any Tax Return described in Section 2.4(a) or Section 2.4(b), the applicable Tax Return shall be filed or caused to be filed as prepared by the Party responsible for preparing such Tax Return in accordance with the terms of this Agreement prior to the Due Date, and such disputed item (or items) shall be referred for resolution in accordance with Article XI. In the event that the resolution of such disputed item (or items) with respect to a Tax Return is inconsistent with such Tax Return as filed, the Party responsible for preparing the applicable Tax Return in accordance with the terms of this Agreement (with cooperation from the other Party) shall, as promptly as practicable, amend such Tax Return to properly reflect the final resolution of the disputed item (or items). In the event that the amount of Taxes shown to be due and owing on a Tax Return is adjusted pursuant to applicable dispute resolution procedures, proper adjustment shall be made to the amounts previously paid or required to be paid in a manner that reflects such resolution.

(d) Review of Consolidated Returns. With respect to all HoldCo Consolidated Returns and SpinCo Consolidated Returns for the taxable year which includes the Distribution Date, HoldCo or SpinCo, as applicable shall use the closing of the books method under Treasury Regulation Section 1.1502-76, unless otherwise agreed by HoldCo and SpinCo, with respect to the determination of any Tax liability. HoldCo shall provide a draft, prepared in a manner that is consistent with Past Practice, of the portions of any HoldCo Consolidated Return that reflects a

Tax liability reasonably expected to be borne by SpinCo (or a member of the SpinCo Group) to SpinCo for its review and comment at least thirty (30) Business Days prior to the Due Date for such HoldCo Consolidated Return; provided, however, that nothing herein shall prevent HoldCo from timely filing any such HoldCo Consolidated Return; provided, further, HoldCo shall not be required to provide such draft if it determines in its sole discretion to waive any liability SpinCo may have in respect of such Tax liability and agrees such Tax shall not be treated as a SpinCo Tax. SpinCo shall provide a draft, prepared in a manner that is consistent with Past Practice, of the portions of any SpinCo Consolidated Return that reflects a Tax liability reasonably expected to be borne by HoldCo (or a member of the HoldCo Group) to HoldCo for its review and comment at least thirty (30) Business Days prior to the Due Date for such SpinCo Consolidated Return, provided, however, that nothing herein shall prevent SpinCo from timely filing any such SpinCo Consolidated Return; provided, further, SpinCo shall not be required to provide such draft if it determines in its sole discretion to waive any liability HoldCo may have in respect of such Tax liability and agrees such Tax shall not be treated as a HoldCo Tax. Any disputes that the Parties are unable to resolve shall be resolved pursuant to Article XI. In the event that any dispute is not resolved prior to the Due Date for the filing of any HoldCo Consolidated Return or SpinCo Consolidated Return, such HoldCo Consolidated Return or SpinCo Consolidated Return, as applicable, shall be timely filed by the relevant Party, and the Parties agree to amend such HoldCo Consolidated Return or SpinCo Consolidated Return, as applicable, as necessary to reflect the resolution of such dispute in a manner consistent with such resolution.

Section 2.5 Carrybacks and Amended Tax Returns.

(a) Carrybacks. Except to the extent otherwise consented to by HoldCo in writing or prohibited by applicable Law, SpinCo (or the appropriate member of the SpinCo Group) shall elect to relinquish, waive or otherwise forgo the carryback of any loss, credit or other Tax Attribute from any Post-Distribution Period to any Pre-Distribution Period or Straddle Period with respect to members of the SpinCo Group (a “Carryback”). In the event that SpinCo (or the appropriate member of the SpinCo Group) is prohibited by applicable Law to relinquish, waive or otherwise forgo a Carryback (or HoldCo consents to a Carryback), HoldCo shall cooperate with SpinCo, at SpinCo’s expense, in seeking from the appropriate Tax Authority such Refund as reasonably would result from such Carryback, to the extent that such Refund is directly attributable to such Carryback, and shall pay over to SpinCo the amount of such Refund within ten (10) Business Days after such Refund is received; provided, however, that SpinCo shall indemnify and hold the members of the HoldCo Group harmless from and against any and all collateral Tax consequences resulting from or caused by any such Carryback, including, without limitation, the loss or postponement of any benefit from the use of Tax Attributes generated by a member of the HoldCo Group if (i) such Tax Attributes expire unutilized, but would have been utilized but for such Carryback, or (ii) the use of such Tax Attributes is postponed to a later taxable period than the taxable period in which such Tax Attributes would have been utilized but for such Carryback. Notwithstanding the foregoing, the second sentence of this Section 2.5(a) shall not apply to any Refund of HoldCo Consolidated Taxes.

(b) Amended Tax Returns. Except as provided in Section 2.3(b), Section 2.4(c) or Section 2.4(d) to reflect the resolution of any dispute pursuant to Article XI, any amended Tax Return with respect to any member of the SpinCo Group, or any Mixed Business Tax Return, may be made only (i) with respect to any Income Tax Return which includes Pre-

Distribution Periods or any Tax Return if the applicable original Tax Return was filed before the Distribution Date, by HoldCo and (ii) with respect to any other Tax Return, by the Party responsible for preparing the applicable Tax Return in accordance with the terms of this Agreement. Such Party shall not file or cause to be filed any such amended Tax Return without the prior written consent of the other Party, if such filing, assuming it is accepted, could reasonably be expected to change the Tax liability of such other Party (or any member of its Group) for any Tax Period, which consent shall not be unreasonably withheld, conditioned or delayed. If any Party permitted to make an amended Tax Return under this Section 2.5(b) is not permitted to file such amended Tax Return under applicable Law, such Party shall provide the amended Tax Return to the other Party which shall file (or cause to be filed) such amended Tax Return as promptly as reasonably practicable thereafter.

Section 2.6 Apportionment of Tax Attributes.

(a) Tax Attributes arising in a Pre-Distribution Period will be allocated to (and the benefits and burdens of such Tax Attribute will inure to) the members of the HoldCo Group and the members of the SpinCo Group in accordance with HoldCo’s historical practice (except as otherwise required by applicable Tax Law), the Code, Treasury Regulations, and any applicable state, local and non-U.S. Law, as determined by HoldCo in its reasonable discretion and consistent with Past Practice, as applicable. The HoldCo Group or the SpinCo Group, as applicable, shall be responsible for the payment of any fees and expenses that become payable in connection with the utilization of any Tax Attributes allocated to it hereunder.

(b) HoldCo shall in good faith (and without being required to undertake an attribute or similar study) advise SpinCo in writing of the portion, if any, of Tax Attributes, or other consolidated, combined or unitary attribute, which shall be allocated or apportioned to the members of the SpinCo Group under applicable Law. HoldCo shall consult in good faith with SpinCo regarding such allocation of Tax Attributes and determinations as to basis and valuation, and shall consider in good faith any reasonable comments timely received from SpinCo. In the event that SpinCo disagrees with any such determination, HoldCo and SpinCo shall endeavor in good faith to resolve such disagreement, and, failing that, the allocations and apportionments under this Section 2.6(b) shall be determined in accordance with the dispute resolution provisions of Article XI as promptly as practicable. To the extent applicable Law requires any member of the HoldCo Group to make a payment to a member of the SpinCo Group, or any member of the SpinCo Group to make a payment to a member of the HoldCo Group, with respect to any Tax Attribute, or other consolidated, combined or unitary attribute, as a result of the Spin-Off, such payment shall be made in accordance with the provisions of this Agreement.

(c) All members of the HoldCo Group and SpinCo Group shall prepare all Tax Returns and compute all Taxes for Post-Distribution Periods in accordance with the final allocation of Tax Attributes delivered under Section 2.6(b), except as otherwise required by a Final Determination. In the event of an adjustment to any Tax Attribute as a result of a Final Determination, HoldCo or SpinCo, as applicable, shall promptly notify the other Party in writing of such adjustment, and the reduction or increase in Tax Attributes shall be allocated to the Party to which such Tax Attribute was initially allocated pursuant to this Section 2.6 and, if necessary, an appropriate adjustment payment shall be made by the applicable Party, consistent with the other provisions of this Agreement.

(d) For the avoidance of doubt, HoldCo shall not be liable to any member of the SpinCo Group for any failure of any determination under this Section 2.6 to be accurate under applicable Tax Law, provided such determination was made in good faith.

Section 2.7 Coordination. Nothing in this Article II (including a Party’s timely payment of Taxes, or filing of a Tax Return, pursuant to the provisions hereof) shall limit a Party’s right to indemnification under the provisions of Article III of this Agreement. The Parties acknowledge that the provisions set forth herein relating to the preparation and filing of Tax Returns may be modified by the terms of the TSA.

ARTICLE III

ALLOCATION OF TAX LIABILITIES

Section 3.1 General Rule.

(a) HoldCo Liability. HoldCo shall be liable for, and shall indemnify and hold harmless each member of the SpinCo Group from and against, without duplication, (i) all HoldCo Taxes, (ii) all Taxes incurred by a member of the SpinCo Group resulting from the breach by a member of the HoldCo Group of any of its representations, warranties or covenants hereunder, and (iii) any costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses).

(b) SpinCo Liability. SpinCo shall be liable for, and shall indemnify and hold harmless each member of the HoldCo Group from and against, without duplication, (i) all SpinCo Taxes, (ii) all Taxes incurred by a member of the HoldCo Group by reason of the breach by a member of the SpinCo Group of any of its representations, warranties or covenants hereunder and (iii) any costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses).

(c) Notwithstanding Section 3.1(a) and (b), any liability for any Taxes attributable to both a HoldCo Tainting Act and a SpinCo Tainting Act shall be shared by HoldCo and SpinCo according to relative fault.

Section 3.2 Attribution of Taxes.

(a) General. For all purposes of this Agreement, a Tax and any Tax Items shall be considered attributable to the SpinCo Business on the one hand and the Progressive Business on the other (but not both) to the extent that such Tax and/or Tax Item would result if such Tax Return were prepared on a separate basis taking into account only the operations and assets of the SpinCo Business on the one hand and only the operations and assets of the Progressive Business on the other hand (but not both), as applicable, which allocation shall, in respect of Income Taxes, be jointly determined by HoldCo and SpinCo in good faith and subject to dispute resolution under Article XI, (i) using Past Practices and (ii) applying the highest applicable statutory marginal corporate income Tax rate in effect for the applicable Tax Period. With respect to any other Tax Items, HoldCo and SpinCo shall jointly determine in good faith consistent with Past Practices and subject to dispute resolution under Article XI, which Tax Items are properly attributable to assets or activities of the SpinCo Business and Progressive Business, respectively (and in the case of a Tax Item that is properly attributable to both the SpinCo Business and the Progressive Business, the allocation of such Tax Item between the SpinCo Business and the Progressive Business).

(b) Straddle Period Tax Allocation. HoldCo and SpinCo shall take all actions necessary or appropriate to close the taxable year of SpinCo and each member of the SpinCo Group for all Tax purposes as of the close of the Distribution Date to the extent permissible or required under applicable Law. If applicable Law does not require or permit SpinCo or any SpinCo Entity, as the case may be, to close its taxable year on the Distribution Date, then the allocation of Tax Items required to determine any Taxes or other amounts attributable to the portion of the Straddle Period ending on, or beginning after, the Distribution Date shall be made by means of a closing of the books and records of SpinCo or the applicable member of the SpinCo Group as of the close of the Distribution Date; provided that exemptions, allowances or deductions that are calculated on an annual or periodic basis shall be allocated between such portions in proportion to the number of days in each such portion; provided, further, that real property and other property or similar periodic Taxes shall be apportioned on a per diem basis.

(c) Extraordinary Transactions. Notwithstanding anything to the contrary in this Agreement, the Parties shall report any Extraordinary Transactions taking place on the Distribution Date after the Distribution Time as occurring on the day after the Distribution Date pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) or any similar or analogous provision of state, local or non-U.S. Law.

ARTICLE IV

TAX PAYMENTS

Section 4.1 Payment of Amounts Due.

(a) Payment of Liability with Respect to Tax Due. Each Party allocated Taxes shown on a Tax Return to be filed in accordance with Article II and responsible for the payment of such Taxes under this Agreement shall, at least two (2) Business Days prior to the Due Date for filing any such Tax Return, pay such amount to the Party responsible for filing such Tax Return in accordance with the terms of this Agreement. For the avoidance of doubt, however, the obligation described under this Section 4.1(a) shall not commence prior to the date the other Party first was given the opportunity to exercise any review rights available to it with respect to the relevant Tax Return (whether under Article II or otherwise) or the date any dispute with respect to such Tax Return is resolved pursuant to Section 2.4(c), nor shall interest accrue during any such time period.

(b) Adjustments Resulting in Underpayments. In the case of any adjustment pursuant to a Final Determination with respect to any Tax Return, the Party responsible for filing the applicable Tax Return in accordance with the terms of this Agreement shall pay (or cause to be paid) to the applicable Tax Authority when due any additional Tax due with respect to such Tax Return required to be paid as a result of such adjustment pursuant to such Final Determination. Such Party shall compute the amount attributable to the SpinCo Group or the HoldCo Group (as the case may be) in accordance with this Agreement and SpinCo shall pay to

HoldCo any amount due HoldCo (or HoldCo shall pay SpinCo any amount due SpinCo) under this Agreement no later than the later of (i) two (2) Business Days prior to the Due Date for payment and (ii) ten (10) Business Days after the date of receipt of a written notice and demand from such Party for payment of the amount due, accompanied by a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. For the avoidance of doubt, however, the obligation described under this Section 4.1(b) shall not commence to the extent the other Party was not previously notified of the potential adjustment under the provisions of Article X, in which case the obligation shall accrue on the date of the other Party’s receipt of written notice and demand under clause (ii) of this Section 4.1(b), and interest shall accrue only from such later date.

(c) Discharge of Indemnity. A Party (or any member of its Group) seeking indemnity under Article III shall provide written notice of, and a reasonable basis for, its claim to the other Party (or Parties, or any member of their respective Groups) from which it is seeking indemnification, and such other Party (or Parties, or the applicable member of their respective Groups) shall discharge its (or their) indemnification obligations, subject to Section 4.1(b), by paying the relevant amount within ten (10) Business Days of demand therefor. If any Party (or any member of its Group) disputes in good faith the fact or the amount of its indemnification obligation, then no payment of the amount in dispute shall be required until any such good faith dispute is resolved in accordance with Article XI, but interest shall accrue from the date payment would otherwise have been due.

Section 4.2 Treatment of Indemnification and Other Payments.

(a) Any Tax indemnity payment required to be made by a Party responsible to make an indemnification payment pursuant to this Agreement (the “Indemnifying Party”) shall be reduced by any corresponding Tax Benefit to the indemnified Party (the “Indemnified Party”) actually realized or recognized during or prior to the taxable year in which the indemnification payment is made or during the two (2) subsequent taxable years. For the avoidance of doubt, a Tax Benefit is treated as corresponding to a Tax indemnity payment to the extent the Tax Benefit realized is directly attributable to the same Tax Item (or adjustment of such Tax Item pursuant to a Final Determination) that gave rise to the Tax indemnity payment.

(b) To the extent permitted by applicable Tax Law, HoldCo and SpinCo agree to treat (and to cause each member of their respective Group to treat) any payment required by this Agreement (other than payments with respect to interest accruing after the Distribution Date) as either a contribution by HoldCo to SpinCo or a distribution by SpinCo to HoldCo, as the case may be, occurring immediately prior to the Distribution.

ARTICLE V

TAX REFUNDS

Section 5.1 Tax Refunds.

(a) Each Party (and its Affiliates) shall be entitled to, and the other Party shall, at the written request and expense of the first Party (such Party, the “Refund Party”), use commercially reasonable efforts to claim, all Refunds that relate to Taxes for which the Refund Party (or its Affiliates) is liable under Article III. To the extent that a particular Refund of Taxes may be allocable to a Tax Period or reflected on a Tax Return with respect to which the Parties may share liability under this Agreement, the portion of such Refund to which each Refund Party will be entitled shall be determined by comparing the relative liability of such Refund Party for the Taxes shown on the applicable Tax Return, taking into account the facts as utilized for purposes of claiming such Refund. Any Refund to which a Refund Party is entitled that is received by the other Party shall be paid to such Refund Party within ten (10) days of, in the case of a cash Refund, such other Party’s actual receipt of the Refund from the applicable Tax Authority or, in the case of any Refund that reduces or offsets Taxes otherwise payable by such other Party, the earlier of the Due Date for such Tax liability or the date such Tax liability is actually paid.

(b) To the extent that the amount of any Refund under this Section 5.1 is later reduced by a Tax Authority or pursuant to a Final Determination in a Tax Proceeding, such reduction shall be allocated to the Refund Party and, if necessary, an appropriate adjustment payment shall be made to the other Party, consistent with the other provisions of this Agreement.

ARTICLE VI

DEDUCTION AND REPORTING OF EMPLOYEE AWARDS

Section 6.1 HoldCo and SpinCo Income Tax Deductions in Respect of Certain Equity Awards and Compensation. Unless otherwise required by applicable Law, the reporting of any Income Tax deductions by the HoldCo Group or the SpinCo Group in respect of equity awards and other compensation shall be governed by the EMA or TSA, as applicable.

ARTICLE VII

TAX-FREE STATUS

Section 7.1 Representations and Warranties.

(a) SpinCo. SpinCo hereby represents and warrants, or covenants and agrees, as appropriate, that the statements and representations made in the Tax Representation Letter, to the extent they relate to SpinCo or the SpinCo Group are, or, as applicable, will be, from the time presented or made (and, if applicable, through and including the Distribution Time (and thereafter as relevant)) true, correct and complete in all respects.

(b) HoldCo. HoldCo hereby represents and warrants, or covenants and agrees, as appropriate, that the statements and representations made in the Tax Representation Letter, to the extent relating to HoldCo or the HoldCo Group are, or, as applicable, will be, from the time presented or made (and, if applicable, through and including the Distribution Time (and thereafter as relevant)), true, correct and complete in all respects.

(c) No Contrary Plan. Each of HoldCo and SpinCo represents and warrants that neither it, nor any of its Subsidiaries, has any plan or intent to take any action which is inconsistent with any statements or representations made in the Tax Representation Letter.

Section 7.2 Restrictions on SpinCo.

(a) During the Restricted Period, SpinCo shall not (other than as expressly required under the Separation Agreement):

(i) enter into any Proposed Acquisition Transaction, approve any Proposed Acquisition Transaction for any purpose, or facilitate in any manner or allow any Proposed Acquisition Transaction to occur with respect to SpinCo;

(ii) merge or consolidate with any other Person or liquidate or partially liquidate, including any action that is treated as a liquidation for U.S. federal Income Tax purposes;

(iii) approve or allow the discontinuance, cessation, or sale or other transfer (to an Affiliate or otherwise) of, or a material change in, any Active Business;

(iv) approve or allow the sale, issuance, or other disposition (to an Affiliate or otherwise), directly or indirectly, of any share of, or other equity interest or an instrument convertible into an equity interest in, any SpinCo Active Business Entity;

(v) in the case of the SpinCo Group (including any successors to any member of the SpinCo Group), sell or otherwise dispose of more than thirty-five percent (35%) of its consolidated gross assets, or approve or allow the sale or other disposition (including in any transaction treated for U.S. federal income Tax purposes as a sale, transfer or disposition) (to an Affiliate or otherwise) of more than thirty-five percent (35%) of its consolidated gross assets or more than thirty-five percent (35%) of the consolidated gross assets of any SpinCo Active Business Entity (whether to an Affiliate or otherwise), in each case, excluding (A) sales in the ordinary course of business and measured based on fair market values as of the Distribution Date and (B) any transfers to a Person that is a disregarded entity separate from the transferor for federal income tax purposes (provided, that for purposes of this Section 7.2(a), a merger of SpinCo or one of its Subsidiaries with and into any Person that is not a wholly owned Subsidiary of SpinCo shall constitute a disposition of all of the assets of SpinCo or such Subsidiary);

(vi) amend its certificate of incorporation (or other organizational documents), or take any other action or approve or allow the taking of any action, whether through a stockholder vote or otherwise, affecting the voting rights of SpinCo stock (including through the conversion of any Capital Stock into another class of Capital Stock);

(vii) purchase, directly or through any Affiliate, any of its outstanding stock, except to the extent such purchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment by Revenue Procedure 2003-48);

(viii) with respect to the Distribution, take any action or fail to take any action, or permit any member of the SpinCo Group to take any action or fail to take any action, that is inconsistent with any representation or covenant made in the Tax Representation Letter; or

(ix) take any action or permit any other member of the SpinCo Group to take any action (including any transactions with a third-party or any transaction with any Affiliate) that is inconsistent with, or individually or in the aggregate (taking into account other transactions described in this Section 7.2) would be reasonably likely to adversely affect, the Intended Tax Treatment.

Section 7.3 Opinions and Rulings. SpinCo and its Affiliates shall be permitted to take the actions described in Section 7.2, if, prior to taking any such actions:

(a) SpinCo notifies HoldCo that it desires to seek a private letter ruling from the IRS, or a ruling from another applicable Tax Authority that confirms that such action or actions will not adversely affect the Intended Tax Treatment, taking into account such actions and any other relevant transactions in the aggregate (a “Post-Distribution Ruling”), and HoldCo consents in writing to the pursuit of such Post-Distribution Ruling, which consent shall not be unreasonably withheld, conditioned or delayed, and which ruling (and any representations on which it is based) shall, once received, be in form and substance satisfactory to HoldCo in its discretion, which discretion shall be reasonably exercised in good faith to prevent the imposition on HoldCo, or responsibility for payment by HoldCo, of Distribution Taxes; or

(b) SpinCo shall have received an Unqualified Tax Opinion that confirms that such action or actions will not adversely affect the Intended Tax Treatment, taking into account such actions and any other relevant transactions in the aggregate, in form and substance satisfactory to HoldCo in its discretion, which discretion shall be reasonably exercised in good faith to prevent the imposition on HoldCo, or responsibility for payment by HoldCo, of Distribution Taxes (including any representations or assumptions that may be included in such Unqualified Tax Opinion).

(c) HoldCo’s evaluation of a Post-Distribution Ruling or Unqualified Tax Opinion may consider, among other factors, the appropriateness of any underlying assumptions, representations, and covenants made in connection with such Post-Distribution Ruling or Unqualified Tax Opinion. SpinCo shall (i) bear all costs and expenses of securing any such Post-Distribution Ruling or Unqualified Tax Opinion and (ii) reimburse HoldCo for all reasonable out-of-pocket costs and expenses that HoldCo may incur in good faith in pursuing or evaluating any such Post-Distribution Ruling or Unqualified Tax Opinion. Except as provided in this Section 7.3, following the Distribution Time, neither SpinCo nor any of its Subsidiaries shall seek any guidance from, initiate any communication with, the IRS or any other Tax Authority (whether written, verbal or otherwise) at any time concerning the Spin-Off (including the impact of any transaction on the tax treatment of the Spin-Off) without the prior approval of HoldCo (such approval not to be unreasonably withheld, conditioned or delayed).

Section 7.4 Procedures Regarding Opinions and Rulings. If SpinCo notifies HoldCo that it desires to take one of the actions described in Section 7.2 (a “Notified Action”), HoldCo shall, at SpinCo’s sole expense, cooperate with SpinCo and use its reasonable best efforts to seek to obtain a Post-Distribution Ruling or permit SpinCo to obtain an Unqualified Tax Opinion for the purpose of permitting SpinCo to take the Notified Action unless HoldCo shall have waived the requirement to obtain such ruling or opinion.

Section 7.5 Protective 336(e) Election. Pursuant to Treasury Regulation Sections 1.336-2(h)(1)(i) and 1.336-2(j), if and to the extent determined by HoldCo, HoldCo shall make a timely protective election under Section 336(e) of the Code and the Treasury Regulations issued thereunder and any similar provision of state or local Tax Law (and any related elections as determined by HoldCo) with respect to the Distribution (collectively, a “Section 336(e) Election”). If and to the extent that the Intended Tax Treatment does not apply with respect to the Spin-Off and HoldCo is liable for any resulting Distribution Tax-Related Losses (including any Taxes attributable to the Section 336(e) Election), then, to that extent, HoldCo will be entitled to annual payments from SpinCo of the Tax Benefit of the SpinCo Group arising from the step-up in Tax basis resulting from the Section 336(e) Election, determined using a with and without methodology (treating any deductions attributable to the step-up in tax basis resulting from the Section 336(e) Election as the last items claimed for any taxable period including after the utilization of any available Tax Attributes) and assuming for this purpose that the SpinCo Group is subject to federal income tax at a rate of 21% and state income tax at a rate of 4.57%.

ARTICLE VIII

REPORTING, COOPERATION AND RECORD RETENTION

Section 8.1 Assistance and Cooperation.

(a) The Parties shall cooperate (and cause the members of their respective Groups to cooperate) with each other and with each other’s representatives, including accounting firms and legal counsel, in connection with Tax matters relating to the Parties and their respective Groups including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any Refund, (iii) examinations of Tax Returns, and (iv) any Tax Proceeding. Such cooperation shall include making all information and documents in such Party’s possession relating to the other Party and the members of its Group available to such other Party as provided in this Article VIII and the execution of any document (including the grant of any power of attorney or similar document) reasonably requested by another Party in connection with the filing of a Tax Return or a Refund claim of the Parties or any of the members of their respective Groups or any Tax Proceeding of any of the Parties or the members of their respective Groups. Each Party shall make its employees, advisors, and facilities available, without charge (except as otherwise provided in the TSA), on a reasonable and mutually convenient basis in connection with the foregoing matters in a manner that does not interfere with the ordinary business operations of such Party. The Parties shall use commercially reasonable efforts to provide any information or documentation requested by the other Party in a manner that permits the other Party (or its Affiliates) to comply with Tax Return filing deadlines or other applicable timing requirements.

(b) Any information or documents provided under this Section 8.1 shall be kept confidential by the Party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. Notwithstanding any other provision of this Agreement or any other agreement, (i) no Party nor any of its Affiliates shall be required to provide another Party or any Affiliate thereof or any other Person access to or copies of any information or procedures (including the proceedings of any Tax Proceeding) other than information or procedures that reasonably relate to the Taxes (including any Taxes for which the first Party is liable under this Agreement), business or assets of the first Party or any of its

Affiliates or are necessary to prepare Tax Returns for which the first Party is responsible for preparing the applicable Tax Return in accordance with the terms of this Agreement and (ii) in no event shall any Party or its Affiliates be required to provide another Party, any of its Affiliates or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any Privilege. In addition, in the event that a Party determines that the provision of any information to another Party or any of its Affiliates could be commercially detrimental, violate any Law or agreement or waive any Privilege, the first Party shall use reasonable best efforts to permit compliance with its obligations under this Section 8.1 in a manner that avoids any such harm or consequence.

Section 8.2 Return Information. SpinCo and HoldCo acknowledge that time is of the essence in relation to any request for information, assistance or cooperation made by HoldCo or SpinCo pursuant to Section 8.1 or this Section 8.2. Each Party shall provide to the other Parties information and documents relating to its Group reasonably required by the other Parties to prepare Tax Returns. Any information or documents a Party responsible for preparing a Tax Return in accordance with the terms of this Agreement requires to prepare such Tax Returns shall be provided in such form as such Party reasonably requests and in sufficient time for such Party to prepare such Tax Returns on a timely basis.

Section 8.3 Non-Performance. If a Party (or any of its Affiliates) fails to comply with any of its obligations set forth in this Article VIII upon reasonable request and notice by the other Party (or any of its Affiliates) and such failure results in the imposition of additional Taxes, the non-performing Party shall be liable in full for such additional Taxes.

Section 8.4 Costs. Each Party shall devote the personnel and resources necessary in order to carry out this Article VIII and shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Except as otherwise provided in the TSA, each Party shall carry out its responsibilities under this Article VIII at its own cost and expense.

Section 8.5 Retention of Tax Records. Each Party shall preserve and keep all Tax Records exclusively relating to the assets and activities of its Group for Pre-Distribution Periods, and HoldCo shall preserve and keep all other Tax Records relating to Taxes of the Groups for Pre-Distribution Periods, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitations, or (ii) seven (7) years after the Distribution Date (such later date, the “Retention Date”). After the Retention Date, each Party may dispose of such Tax Records upon ninety (90) Business Days’ prior written notice to the other Party. If, prior to the Retention Date, a Party reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Section 8.5 are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Party agrees, then such first Party may dispose of such Tax Records upon ninety (90) Business Days’ prior notice to the other Party. The notified Party shall have the opportunity, at its cost and expense, to copy or remove, within such ninety (90) Business Day period, all or any part of such Tax Records. If, at any time prior to the Retention Date, a Party determines to decommission or otherwise discontinue any computer program or information technology system used to access or store any Tax Records, then such Party may decommission or discontinue such program or system upon ninety (90) Business Days’ prior notice to the other Party and the other Party shall have the opportunity, at its cost and expense, to copy, within such ninety (90) Business Day period, all or any part of the underlying data relating to the Tax Records accessed by or stored on such program or system.

Section 8.6 Access to Tax Records. The Parties and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession and shall permit the other Party and its Affiliates, authorized agents and representatives and any representative of a Tax Authority or other Tax auditor direct access during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Party in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items under this Agreement. To the extent any Tax Records are required to be or are otherwise transferred by the Parties or their respective Affiliates to any person other than an Affiliate, the Party or its respective Affiliate shall transfer such records to the other Party at such time.

ARTICLE IX

TAX PROCEEDINGS

Section 9.1 Notice. Within ten (10) Business Days after an Indemnified Party becomes aware of the commencement of a Tax Proceeding that may give rise to Taxes for which an Indemnifying Party is responsible pursuant to Article III, such Indemnified Party shall notify the Indemnifying Party of such Tax Proceeding, and thereafter shall promptly forward or make available to the Indemnifying Party copies of notices and communications relating to such Tax Proceeding. The failure of the Indemnified Party to notify the Indemnifying Party of the commencement of any such Tax Proceeding within such ten (10) Business Day period or promptly forward any further notices or communications shall not relieve the Indemnifying Party of any obligation which it may have to the Indemnified Party under this Agreement except to the extent that the Indemnifying Party is materially prejudiced by such failure.

Section 9.2 Control of Tax Proceedings.

(a) HoldCo Income Tax Returns.

(i) HoldCo shall be entitled to contest, compromise and settle in its sole discretion any adjustment to any Tax Item that is proposed, asserted or assessed in connection with any Tax Proceeding with respect to (A) any HoldCo Consolidated Return or (B) any Separate Entity Tax Return that relates solely to Taxes for which HoldCo is liable under this Agreement.

(ii) If SpinCo Taxes are asserted in any Tax Proceeding otherwise controlled by HoldCo under this Section 9.2(a), HoldCo shall (i) keep SpinCo timely informed of the actions proposed to be taken by HoldCo with respect to such assertion in such Tax Proceeding, (ii) permit SpinCo to participate (at SpinCo’s cost and expense) in the aspects of such Tax Proceeding that relate solely to such SpinCo Taxes and (iii) not settle any aspect of such Tax Proceeding that relates to such SpinCo Taxes without the prior written consent of SpinCo, which consent shall not be unreasonably withheld, delayed or conditioned.

(b) SpinCo Income Tax Returns.

(i) SpinCo shall be entitled to contest, compromise and settle in its sole discretion any adjustment to any Tax Item that is proposed, asserted or assessed in connection with any Tax Proceeding with respect to (A) any SpinCo Consolidated Return or (B) any Separate Entity Tax Return that relates solely to Taxes for which SpinCo is liable under this Agreement.

(ii) If HoldCo Taxes are asserted in any Tax Proceeding otherwise controlled by SpinCo under this Section 9.2(b), SpinCo shall (i) keep HoldCo timely informed of the actions proposed to be taken by SpinCo with respect to such assertion in such Tax Proceeding, (ii) permit HoldCo to participate (at HoldCo’s cost and expense) in the aspects of such Tax Proceeding that relate solely to such HoldCo Taxes, and (iii) not settle any aspect of such Tax Proceeding that relates to such HoldCo Taxes without the prior written consent of HoldCo, which consent shall not be unreasonably withheld, delayed or conditioned.

(c) Separate Entity Tax Returns.

(i) Except as set forth in Section 9.2(a) and Section 9.2(b), HoldCo shall be entitled to contest, compromise and settle any adjustment to any Tax Item that is proposed, asserted or assessed in connection with any Tax Proceeding with respect to any Separate Entity Tax Return prepared by HoldCo or a HoldCo Entity pursuant to Section 2.2; provided, that to the extent that any aspect of such Tax Proceeding relates to SpinCo Taxes or would reasonably be expected to materially adversely affect the Tax position of SpinCo or any SpinCo Entity, HoldCo shall (i) keep SpinCo informed in a timely manner of the actions proposed to be taken by HoldCo with respect to such aspects of such Tax Proceeding, (ii) permit SpinCo to participate (at SpinCo’s cost and expense) in such aspects of such Tax Proceeding, and (iii) not settle any such aspect of such Tax Proceeding without the prior written consent of SpinCo, which shall not be unreasonably withheld, delayed or conditioned.

(ii) Except as set forth in Section 9.2(a) and Section 9.2(b), SpinCo shall be entitled to contest, compromise and settle any adjustment to any Tax Item that is proposed, asserted or assessed in connection with any Tax Proceeding with respect to any Separate Entity Tax Return prepared by SpinCo or a SpinCo Entity pursuant to Section 2.2; provided, that to the extent that any aspect of such Tax Proceeding relates to HoldCo Taxes or would reasonably be expected to materially adversely affect the Tax position of HoldCo or any HoldCo Entity, SpinCo shall (i) keep HoldCo informed in a timely manner of the actions proposed to be taken by SpinCo with respect to such aspects of such Tax Proceeding, (ii) permit HoldCo to participate (at HoldCo’s cost and expense) in such aspects of such Tax Proceeding, and (iii) not settle any such aspect of such Tax Proceeding without the prior written consent of HoldCo, which shall not be unreasonably withheld, delayed or conditioned.

(d) Distribution Taxes. Notwithstanding the other provisions of this Section 9.2, HoldCo shall be entitled to contest, compromise and settle any Tax Proceeding relating to the Intended Tax Treatment or that would otherwise give rise to Distribution Taxes; provided, that to the extent that any aspect of such Tax Proceeding (i) would reasonably be expected to materially adversely affect the Tax position of SpinCo or a SpinCo Entity, or (ii) SpinCo has previously acknowledged its potential liability under this Agreement for any Distribution Tax-Related Losses arising out of such Tax Proceeding in writing, HoldCo shall (A) keep SpinCo informed in a timely manner of the actions proposed to be taken by HoldCo with respect to such aspects of such Tax Proceeding, (B) permit SpinCo to participate (at SpinCo’s cost and expense) in such aspects of such Tax Proceeding, and (C) not settle any such aspect of such Tax Proceeding without the prior written consent of SpinCo, which shall not be unreasonably withheld, delayed or conditioned.

(e) Non-Income Tax Returns. The Party responsible for preparing the applicable Tax Return in accordance with the terms of this Agreement shall be entitled to contest, compromise and settle any adjustment that is proposed, asserted or assessed pursuant to any Tax Proceeding with respect to any Tax Return other than an Income Tax Return, provided, that to the extent that any aspect of such Tax Proceeding relates to Taxes for which the other Party is liable under this Agreement or would reasonably be expected to materially adversely affect the Tax position of the other Party, the first Party shall (i) keep the other Party informed in a timely manner of the actions proposed to be taken by the first Party with respect to such aspects of such Tax Proceeding, (ii) permit the other Party to participate (at such other Party’s cost and expense) in such aspects of such Tax Proceeding, and (iii) not settle any such aspect of such Tax Proceeding without the prior written consent of the other Party, which shall not be unreasonably withheld, delayed or conditioned.

ARTICLE X

INTEREST PAYMENTS

Section 10.1 Interest Under This Agreement. Anything herein to the contrary notwithstanding, to the extent an Indemnifying Party makes a payment of interest to an Indemnified Party under this Agreement with respect to the period from the date that the Indemnified Party made a payment of Tax to a Tax Authority to the date that the Indemnifying Party reimbursed the Indemnified Party for such Tax payment, the interest payment shall be treated as interest expense to the Indemnifying Party (deductible to the extent provided by law) and as interest income by the Indemnified Party (includible in income to the extent provided by law). The amount of the payment shall not be adjusted to take into account any associated Tax Benefit to the Indemnifying Party or increase in Tax to the Indemnified Party.

ARTICLE XI

DISAGREEMENTS

Section 11.1 Interaction with Article IX of the Separation Agreement. In the event of any dispute between the Parties as to any matter covered by this Agreement, the Parties shall agree as to whether such dispute shall be governed by the procedures set forth in Section 11.2 and Section 11.3 of this Agreement or in Article IX of the Separation Agreement. If the Parties cannot agree within thirty (30) days from the time such dispute arises as to which procedure will govern such dispute, such disagreement shall be resolved pursuant to Article IX of the Separation Agreement. For the avoidance of doubt, Section 11.2 and Section 11.3 of this Agreement shall not apply to any dispute that is governed by Article IX of the Separation Agreement.

Section 11.2 Discussion. The Parties mutually desire that collaboration will continue between them. Accordingly, the Parties will, and will cause the respective members of their Groups to, use reasonable efforts to resolve via bilateral discussion all disagreements in respect of their respective rights and obligations under this Agreement. In furtherance thereof, in the event of any dispute or disagreement between any member of the HoldCo Group and any member of the SpinCo Group as to the interpretation of any provision of this Agreement or the performance of the other Party’s obligations hereunder, representatives of each of the Parties, including members of their respective Tax departments, shall negotiate in good faith to resolve such dispute. With respect to any dispute governed by Section 11.2 and Section 11.3 of this Agreement, the Parties agree that the dispute resolution procedures specified in this Section 11.2 and Section 11.3 shall be the sole and exclusive procedures for the resolution of disputes; provided, however, that any Party may seek a preliminary injunction or other preliminary judicial relief in aid of arbitration before any court of competent jurisdiction if such action is necessary to avoid irreparable damage. Despite such action, the Parties shall continue to participate in good faith in the procedures specified in this Section 11.2 and Section 11.3.

Section 11.3 Referral to Independent Arbiter. In the event any dispute governed by Section 11.2 and this Section 11.3 is not resolved by bilateral discussion, the Parties shall appoint, with respect to any matter requiring the determination of the Parties’ rights and obligations under this Agreement, a U.S. law firm of national standing or, with respect to any other matter, an internationally recognized independent public accounting firm (in each case, the “Independent Arbiter”) to resolve such dispute. In this regard, the Independent Arbiter shall make determinations with respect to the disputed items based solely on representations made by HoldCo and SpinCo and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator. The Parties shall require the Independent Arbiter to resolve all disputes no later than thirty (30) days after the submission of such dispute to the Independent Arbiter, and agree that all decisions by the Independent Arbiter with respect thereto shall be final and conclusive and binding on the Parties. The Independent Arbiter shall resolve all disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with Past Practices, except as otherwise required by applicable Law. The Parties shall require the Independent Arbiter to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Independent Arbiter shall be borne by the Parties based on the inverse of the percentage that the Independent Arbiter’s resolution of the disputed items (before such allocation) bears to the total amount of the disputed items as originally submitted to the Independent Arbiter (for example, if the total amount of the disputed items as originally submitted to the Independent Arbiter equals $1,000 and the Independent Arbiter awards $600 in favor of the first Party’s position, sixty percent (60%) of the fees and expenses of the Independent Arbiter would be borne by the other Party and forty percent (40%) of the fees and expenses of the Independent Arbiter would be borne by the first Party); provided, that if the matters referred to the Independent Arbiter cannot reasonably be reduced to monetary amounts (e.g., if such matters relate to the Parties’ rights and obligations under this Agreement) the Independent Arbiter shall make a good faith allocation of such fees and expenses based on the foregoing principle.

ARTICLE XII

TERM AND COSTS

Section 12.1 Effective Date; Prior Agreements.

(a) Except as expressly set forth in this Agreement, this Agreement shall become effective as of the Distribution Time.

(b) As of the Distribution Time, (i) all prior intercompany Tax allocation agreements or arrangements between one or more members of the HoldCo Group, on the one hand, and one or more members of the SpinCo Group, on the other hand, shall be terminated; and (ii) amounts due under such agreements as of the Distribution Time shall be settled as of the Distribution Time. Upon such termination and settlement, no further payments by or to HoldCo or by or to SpinCo, with respect to such agreements shall be made, and all other rights and obligations resulting from such agreements between the Parties and their Affiliates shall cease at such time.

Section 12.2 Survival. The representations and warranties set forth in this Agreement shall each survive the Distribution. The covenants and agreements set forth in this Agreement shall each survive until the full performance of all covenants and agreements set forth herein, in accordance with their terms. Notwithstanding anything in this Agreement to the contrary, this Agreement shall remain in effect and its provisions shall survive for one year after the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof) and, with respect to any claim hereunder initiated prior to the end of such period, until such claim has been satisfied or otherwise resolved.

Section 12.3 Expenses. Except as otherwise provided in this Agreement or the TSA, each Party and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Proceedings, and other matters related to Taxes under the provisions of this Agreement.

Section 12.4 Payments. Except as otherwise specified herein, any payment required to be made pursuant to this Agreement shall be made within sixty (60) days of notice thereof (including the reasonable basis of the demand therefor). All payments required to be made between the Parties under this Agreement shall be made in immediately available funds.

Section 12.5 Interest. Any payment required to be made under this Agreement shall bear interest at the rate equal to the “prime” rate as published in the Wall Street Journal, Eastern Edition, for the period from and including the Due Date (in the case of any amount relating to payment of Taxes or filing of a Tax Return), or otherwise the date immediately following the date the obligation originated (after accounting for any grace period), through and including the date of payment.

ARTICLE XIII

GENERAL PROVISIONS

Section 13.1 Counterparts; Entire Agreement; Conflicts; Corporate Power.

(a) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. Each Party acknowledges that it and the other Party may execute this Agreement by manual, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement. Each Party expressly adopts and confirms a stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it shall not assert that any such signature or delivery is not adequate to bind it to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it shall as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date hereof) and delivered in person, by mail or by courier.

(b) The Separation Agreement, this Agreement and the other Ancillary Agreements, and any exhibits, schedules or annexes hereto and thereto, contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

(c) HoldCo represents on behalf of itself and each other member of the HoldCo Group, and SpinCo represents on behalf of itself and each other member of the SpinCo Group, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii) this Agreement has been duly executed and delivered by it and constitutes, or will constitute, a valid and binding agreement of it enforceable in accordance with the terms thereof.

Section 13.2 Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Georgia irrespective of the choice of Laws principles of the State of Georgia, including all matters of validity, construction, effect, enforceability, performance and remedies.

Section 13.3 Assignability. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. None of this Agreement or any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any Party without the prior written consent of the other Party to this Agreement being so assigned or delegated, and any such assignment without such prior written consent shall be null and void. No such consent shall be required for the assignment of a Party’s rights and obligations under this Agreement if: (a) any party to this Agreement (or any of its successors or permitted assigns) (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving business entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and/or assets to any Person; and (b) in any such case, the resulting, surviving or assignee Person expressly assumes all of the obligations of the relevant party (or its successors or permitted assigns, as applicable) under this Agreement. No assignment permitted by this Section 13.3 shall release the assigning party from liability for the full performance of its obligations under this Agreement.

Section 13.4 Third-Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the Parties hereto and their respective group members and their permitted successors and assigns, and are not intended to confer upon any Person except the Parties and their respective Group members and their permitted successors and assigns, any rights or remedies hereunder and there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any other third party with any remedy, claim, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 13.5 Notices. All notices shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by electronic mail transmission (return receipt requested) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 13.5):

If to HoldCo, then to:

PROG Holdings, Inc.

256 W. Data Drive

Draper, Utah 84020

Attn: Marvin Fentress

Email: marvin.fentress@progleasing.com

If to SpinCo, then to:

The Aaron’s Company, Inc.

400 Galleria Parkway SE, Suite 300

Atlanta, Georgia 30339

Attn: Rachel George

Email: rachel.george@aarons.com

Either Party may, by notice to the other Party, change the address to which such notices are to be given.

Section 13.6 Severability. In the event that any one or more of the terms or provisions of this Agreement the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement, or the application of such term or provision to Persons or circumstances or in jurisdictions other than those as to which it has been determined to be invalid, illegal or unenforceable, and the Parties shall use their commercially reasonable efforts to substitute one or more valid, legal and enforceable terms or provisions into this Agreement which, insofar as practicable, implement the purposes and intent of the Parties. Any term or provision of this Agreement held invalid or unenforceable only in part, degree or within certain jurisdictions shall remain in full force and effect to the extent not held invalid or unenforceable to the extent consistent with the intent of the parties as reflected by this Agreement. To the extent permitted by applicable Law, each party waives any term or provision of Law which renders any term or provision of this Agreement to be invalid, illegal or unenforceable in any respect.

Section 13.7 Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 13.8 Waivers of Default. No failure or delay of any Party (or its applicable Group members) in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the waiving Party.

Section 13.9 Consent to Jurisdiction. Subject to the provisions of ARTICLE IX of the Separation Agreement and Article XI of this Agreement, each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the Georgia State-Wide Business Court, and (b) the United States District Court for the Northern District of Georgia (the “Georgia Courts”), for the purposes of any suit, action or other proceeding to compel arbitration or for provisional relief in aid of arbitration in accordance with ARTICLE IX of the Separation Agreement or Article XI of this Agreement, as applicable, or for provisional relief to prevent irreparable harm, and to the non-exclusive jurisdiction of the Georgia Courts for the enforcement of any award issued thereunder or hereunder. Each of the Parties further agrees that service of any process, summons, notice or document by United States registered mail to such Party’s respective address set forth in Section 13.5 shall be effective service of process for any action, suit or proceeding in the Georgia Courts with respect to any matters to which it has submitted to jurisdiction in this Section 13.9. Each of the Parties irrevocably and unconditionally waives any objection to any Georgia Court’s exercise of personal jurisdiction over the Parties and the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Georgia Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 13.10 Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to (a) an injunction or injunctions issued in any arbitration in accordance with ARTICLE IX of the Separation Agreement to enforce specifically the terms and provisions hereof, (b) provisional or temporary injunctive relief in accordance with Section 9.03(j) of the Separation Agreement in any Georgia Court, and (c) enforcement of any such award of an arbitral tribunal or a Georgia Court in any court of the United States, or any other any court or tribunal sitting in any state of the United States or in any foreign country that has jurisdiction, this being in addition to any other remedy or relief to which they may be entitled.

Section 13.11 Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified unless such waiver, amendment, supplement or modification is in writing and signed by an authorized representative of both Parties and their relevant Group members, as the case may be.

Section 13.12 Interpretation. In this Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other gender as the context requires; (b) the terms “hereof,” “herein” and “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole (including all of the Schedules hereto) and not to any particular provision of this Agreement; (c) Article, Section or Schedule references are to the Articles, Sections and Schedules of or to this Agreement, unless otherwise specified; (d) unless otherwise stated, all references to any agreement (including this Agreement) shall be deemed to include the schedules, exhibits and annexes to such agreement; (e) any capitalized terms used in any Schedule to this Agreement but not otherwise defined therein shall have the meaning as defined in this Agreement; (f) any reference herein to this Agreement, unless otherwise stated, shall be construed to refer to this Agreement as amended, supplemented or otherwise modified from time to time, in accordance with the terms thereof; (g) the word “including” and words of similar import when used in this Agreement means “including, without limitation,” unless otherwise specified; (h) unless otherwise specified, the word “or” shall not be exclusive; (i) unless otherwise specified in a particular case, the word “days” refers to calendar days; and (j) unless expressly stated to the contrary in this Agreement, all references to “the date hereof”, “the date of this Agreement”, “hereby” and “hereupon” and words of similar import shall all be references to November 29, 2020.

Section 13.13 Group Members. HoldCo shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by a member of the HoldCo Group and SpinCo shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by a member of the SpinCo Group.

Section 13.14 Force Majeure. Neither Party shall be deemed in default of this Agreement for failure to fulfill any obligation so long as and to the extent to which any delay or failure in the fulfillment of such obligations is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) provide notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as reasonably practicable; provided, that, prior to any Party invoking the benefit of this provision as a result of a Force Majeure with respect to the COVID-19 pandemic, such Party shall use commercially reasonable efforts to mitigate the impact of the COVID-19 pandemic with respect to its failure or potential failure to fulfill any obligation under this Agreement.

Section 13.15 Mutual Drafting. This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

Section 13.16 No Reliance on Other Party. The Parties hereto represent to each other that this Agreement is entered into with full consideration of any and all rights which the Parties hereto may have. The Parties hereto have relied upon their own knowledge and judgment and have conducted such investigations they and their in-house counsel have deemed appropriate regarding this Agreement and their rights in connection with this Agreement. The Parties hereto are not relying upon any representations or statements made by any other Party, or any such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement. The Parties hereto are not relying upon a legal duty, if one exists, on the part of any other Party (or any such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or its preparation, it being expressly understood that no Party hereto shall ever assert any failure to disclose information on the part of any other Party as a ground for challenging this Agreement or any provision hereof.

Section 13.17 Limited Liability. Notwithstanding any other provision of this Agreement, no individual who is a shareholder, director, employee, officer, agent or representative of HoldCo or SpinCo, or any of their respective Group members, in such individual’s capacity as such, shall have any liability in respect of or relating to the covenants or obligations of HoldCo or SpinCo, as applicable, under this Agreement or in respect of any certificate delivered with respect hereto and, to the fullest extent legally permissible, each HoldCo and SpinCo, for itself and its respective Group members and its and their respective shareholders, directors, employees and officers, waives and agrees not to seek to assert or enforce any such liability that any such Person otherwise might have pursuant to applicable Law.

Section 13.18 No Set-Off. Except as otherwise mutually agreed to in writing by the Parties, none of the Parties nor any member of their respective Groups shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement; or (b) any other amounts claimed to be owed to the other Parties or any member of their respective Groups arising out of this Agreement.

Section 13.19 Waiver of Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND ANY OF THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.19.

Section 13.20 HoldCo or SpinCo Affiliates. If, at any time, HoldCo or SpinCo acquires or forms one or more Affiliates that are includable in the HoldCo Group or SpinCo Group, as the case may be, such entities shall be subject to this Agreement and all references to the HoldCo Group or SpinCo Group, as the case may be, herein shall thereafter include a reference to such Affiliates.

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed on its behalf by a duly authorized officer on the date first set forth above.

AARON’S HOLDINGS COMPANY, INC.

By:	/s/ Steven A. Michaels
Name: Steven A. Michaels
Title: Chief Executive Officer, Progressive Leasing

THE AARON’S COMPANY, INC.

By:	/s/ Douglas A. Lindsay
Name: Douglas A. Lindsay
Title: Chief Executive Officer

[Signature Page to Tax Matters Agreement]